Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
January 13, 2016	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES

FOURTH QUARTER 2015 ACQUISITION ACTIVITY

DENVER, CO — January 13, 2016 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust that owns and operates distribution warehouses throughout the United States, announced today that, during the fourth quarter of 2015, it had acquired, either directly or through its ownership interest in a joint venture partnership, 62 industrial buildings totaling 7.3 million square feet, located in 14 markets throughout the United States, for an aggregate purchase price of approximately $632.7 million.

IPT completed two transactions in October 2015, including two industrial buildings comprising 277,000 square feet for a total of approximately $24.8 million. These buildings are located in the New Jersey and Salt Lake City markets.

In November 2015, IPT completed five transactions, including 10 industrial buildings in the Seattle / Tacoma, Dallas, Pennsylvania, Southern California, and Cincinnati markets comprising 1.4 million square feet for an aggregate purchase price of approximately $88.0 million. This includes one building totaling 141,000 square feet acquired through IPT’s ownership interest in a joint venture partnership.

December 2015 was IPT’s largest month of acquisition activity since inception. IPT completed 12 transactions, including 50 industrial buildings aggregating 5.6 million square feet in the Dallas, Southern California, Indianapolis, Chicago, Atlanta, Pennsylvania, Phoenix, Central Valley, San Francisco Bay, and Houston markets for a combined purchase price of approximately $519.9 million. This includes one building totaling 271,000 square feet acquired through IPT’s ownership interest in a joint venture partnership.

“During the fourth quarter, we continued to expand our presence in our top tier, supply-constrained markets, and we entered into certain targeted secondary markets with a growing and/or large demographic base,” said Dwight Merriman, Chief Executive Officer of IPT. “We continue to progress towards building a high quality, national industrial operating platform, and are benefiting from strong property and market-level fundamentals.”

As of December 31, 2015, IPT had acquired, either directly or through its ownership interest in a joint venture partnership, 153 industrial buildings totaling 20.6 million square feet in 19 markets throughout the U.S. for an aggregate purchase price of approximately $1.6 billion.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors, customers’ ability to continue to comply with the terms of their leases, and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2015, as amended or supplemented by IPT’s other filings with the SEC (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of high-quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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